Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Shareholders, Board of Directors and Board of Trustees

ING Partners, Inc. and ING Investors Trust

We consent to the use of our reports dated February 28, 2007, incorporated herein by reference, on the financial statements of ING Legg Mason Partners Large Cap Growth Portfolio, a series of ING Partners, Inc., and on the financial statements of ING Marsico Growth Portfolio, a series of ING Investors Trust, and to the reference to our firm under the heading “Financial Highlights” in Appendix B in the proxy statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts

January 4, 2008